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                                                                    Exhibit 23.2

               Consent Of Independent Certified Public Accountants

We have issued our report dated January 23, 2004 (except with respect to the matters discussed in Note 17, as to which the date is April 27, 2004) accompanying the consolidated financial statements of Syntroleum Corporation and subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2003. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-3 of Syntroleum Corporation (Registration No. 333-62290) and the related Prospectus Supplement to be dated May 21, 2004 and filed on May 21, 2004 pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act of 1933, as amended, and to the use of our name as it appears under the caption "Experts" in such Prospectus Supplement.


GRANT THORNTON LLP

Tulsa, Oklahoma
May 20, 2004